1838 SMALL CAP EQUITY FUND
                           --------------------------


For the period from June 17, 1996 (commencement of operations) through October 31, 1996:



         Cumulative Total Return

                (ERV/P)  - 1 = T

      ($957.00/$1,000)  -  1 = T

                   (0.0430)  = T

                    (4.30) % = T